GE Family of Mutual Funds: 17g-1 Calculation (As of September 30, 2013)

Fund Name	AUM at 9/30/13	Minimum Bond Amount	Amount of Bond
GE Institutional Funds
GE Inst. Strategic Investment	$828,144,741	$1,000,000	$1,000,000
GE Inst. Premier Growth Equity	$373,013,085	$750,000	$750,000
GE Inst. U.S. Equity	$767,580,980	$1,000,000	$1,000,000
GE Inst. U.S. Large-Cap Core Equity	$94,356,722	$450,000	$525,000
GE Inst. International Equity	$1,938,152,977	$1,500,000	$1,700,000
GE Inst. Income	$341,933,190	$750,000	$750,000
GE Inst. Money Market	$674,855,995	$900,000	$1,000,000
GE Inst. S&P 500 Index	$48,674,798	$350,000	$400,000
GE Inst. Small-Cap Equity	$1,250,248,865	$1,250,000	$1,250,000
GE Investments Funds, Inc.
GEI Total Return Fund	$2,911,332,401	$1,900,000	$2,100,000
GEI Premier Growth Equity	$38,425,786	$350,000	$350,000
GEI U.S. Equity	$32,347,783	$300,000	$300,000
GEI Core Value Equity	$16,701,378	$225,000	$225,000
GEI Income	$35,665,725	$350,000	$350,000
GEI S&P 500 Index	$191,373,020	$600,000	$600,000
GEI Small-Cap Equity	$47,737,999	$350,000	$400,000
GEI Real Estate Securities	$105,166,932	$525,000	$525,000
Elfun and S&S Funds
Elfun Diversified	$228,041,993	$600,000	$600,000
Elfun Trusts	$2,165,584,624	$1,700,000	$1,700,000
Elfun International Equity	$288,010,897	$750,000	$750,000
Elfun Income	$330,122,702	$750,000	$750,000
Elfun Tax-Exempt Income	$1,607,459,582	$1,500,000	$1,500,000
Elfun Money Market	$168,483,618	$600,000	$600,000
GE RSP U.S. Equity Fund (formerly GE S&S U.S. Equity Fund)	$4,713,948,817	$2,500,000	$2,500,000
GE RSP Income Fund (formerly GE S&S Income Fund)	$2,670,117,225	$1,900,000	$1,900,000

Total	$21,867,481,835	$22,850,000	$23,525,000